Exhibit 99.1

NEWS RELEASE

CrossAmerica Partners LP Maintains Quarterly Distribution

•	Quarterly distribution of $0.5250 per unit attributable to the third quarter of 2019

ALLENTOWN, PA (October 24, 2019) – CrossAmerica Partners LP (NYSE: CAPL) announced today that the Board of Directors of its general partner has approved a quarterly distribution of $0.5250 per unit attributable to the third quarter of 2019 (annualized $2.10 per unit). The distribution attributable to the third quarter is payable on November 12, 2019 to all unitholders of record on November 5, 2019.

CrossAmerica will host a conference call on November 8th at 9:00 a.m. Eastern Time to discuss third quarter earnings results, which will be released after the market closes on Thursday, November 7.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases over 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Forward Looking Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com.  The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contact – Evan Smith, Chief Financial Officer, 210-742-8314